                                                                     EXHIBIT 2.2

                              DATED 26TH JULY, 2000
                              ---------------------


                            (1) YELLOWBUBBLE.COM INC

                                     - and -

                               (2) ZAREEBA LIMITED

                                     - and -

                              (3) ZIAUDDIN & OTHERS


                    ----------------------------------------

                                    AGREEMENT

                     FOR THE SALE AND PURCHASE OF THE WHOLE
                         OF THE ISSUED SHARE CAPITAL OF
                                 ZAREEBA LIMITED

                    ----------------------------------------


                                   BIRD & BIRD
                                 90 FETTER LANE
                                 LONDON EC4A 1JP
                               TEL: 020 7415 6000
                               FAX: 020 7415 6111

THIS AGREEMENT is made the 26th day of July 2000

BETWEEN

PARTIES:

(1) YELLOWBUBBLE.COM.INC a corporation incorporated under the laws of Nevada whose principal place of business is at 104/106, The Chambers, Chelsea Harbour, London SW10 0XF, England (the "PURCHASER").

(2) ZAREEBA LIMITED (Registered no. 3796629) whose registered office is at 1 Northumberland Avenue, London, WC2N 5BW (the "COMPANY").

(3)        THE PERSONS whose names and addresses are set out in column (1) of
           Schedule 1 (the "VENDORS").

RECITALS

(A) The Vendors are the beneficial owners of, and have agreed to sell to the Purchaser, the whole of the issued share capital of the Company, which for the avoidance of doubt, operates the Business and whose sole assets consist of the Business (as defined below).

(B)        Particulars of the Company are set out in Schedule 2.

(C)        The Company has no subsidiaries.

OPERATIVE PROVISIONS

           1.         1. DEFINITIONS AND INTERPRETATION

1.1. Words and expressions in this Agreement have the following meanings unless the context requires otherwise:

           "ACT" means the Companies Act 1985;

           "AGREED FORM" means in the form previously agreed by the parties to this Agreement and signed for the purposes of identification by or on their behalf;

           "BUSINESS" means the business of the Company consisting of a membership database including 131,428 members (as of July 3, 2000) on a Microsoft SQL7 database, together with the name Zareeba Limited and Sharkhunt.com Limited, the Zareeba Web site and the Sharkhunt Web site designed by Formul8 and located respectively at http://www.zareeba.com and http://www.sharkhunt.com including Sharkhunt.com's back-end for member registration, the Adbar/zBar designed by Dr. Matthias Mueller of MIT's Laboratory of Computer Science, the back-end system for the Adbar/zBar which includes a fixed-adverts-set, a non-personalised advert serving engine; a fixed-news-set, a non-personalised (manually updated) ticker serving engine; the source codes that implement an open XML-based

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           communication protocol for request/response of adverts and news set, together with all Sharkhunt/Zareeba brand/trademarks owned by the Company, together with the Liabilities and the Fixed Assets;

           "BUSINESS DAY" means a day on which clearing banks are generally open for business in the City of London;

           "COMPANY'S SOLICITORS" means Bird & Bird of 90 Fetter Lane, London EC4A 1JP;

           "COMPLETION" means the performance by the parties of the obligations assumed by them respectively under clause 4;

           "CONSIDERATION" means the purchase consideration payable for the Shares as specified in clause 3;

           "CONSIDERATION SHARES" means the 169,737 shares of Common Stock of $0.001 each in the capital of the Purchaser which are to be allotted to the Vendors as referred to in clause 4 and set out in column 3 of
           Schedule 1;

           "DISCLOSURE LETTER" means the letter of even date herewith from the Warrantors to the Purchaser relating to the Warranties;

           "FIXED ASSETS" means the fixed plant, machinery, equipment, apparatus and fittings and which are listed in Schedule 4;

           "INTELLECTUAL PROPERTY" means patents, trade marks, service marks, registered designs, applications for any of the foregoing, copyright, know-how, design rights, database rights, confidential information, trade and business names and any other similar protected rights in any country;

           "LIABILITIES" means the liabilities of the Company in respect of obligations falling due for performance or satisfaction up to Completion which total Pound Sterling99,991 and which are specified in the unaudited accounts of the Company dated 7 July 2000 in the agreed form and which are attached in Schedule 5;

           "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement in the agreed form;

           "SHARES" means the ordinary shares of Pound Sterling0.01 each in the capital of the Company referred to in Recital (A);

           "WARRANTIES" means the warranties and representations contained or referred to in clause 5 and Schedule 3;

           "WARRANTORS" means Ziauddin and Lik Mui.

1.2 references to statutes or statutory provisions include those statutes or statutory provisions as amended, extended, consolidated, re-enacted or replaced from time to

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           time and any orders, regulations, instruments or other subordinate legislation made thereunder;

1.3 subject as herein otherwise expressly defined, words and expressions defined in Part XXVI of the Act and in the relevant legislation relating to taxation bear the same respective meanings;

1.4 unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate, and (in each case) vice versa;

1.5 references to clauses and other provisions are references to clauses and other provisions of this Agreement;

1.6        the clause headings shall not affect interpretation.

2.         SALE AND PURCHASE

2.1 Each of the Vendors hereby agrees to sell with full title guarantee the number of Shares shown opposite his/her/its name in column (2) of
           Schedule 1 and the Purchaser hereby agrees to purchase the same free from all claims, liens, charges, equities, options and encumbrances whatsoever and together with all rights now or hereafter attaching thereto upon and subject to the terms and conditions of this Agreement.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of at least 90% of the Shares is completed simultaneously.

2.3 Each of the Vendors hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares under the existing articles of association of the Company or otherwise.

3.         CONSIDERATION

3.1 The purchase consideration for the Shares shall be the sum of $848,684 (being $1,000,000 less the value of the Liabilities specified in Schedule 5) to be satisfied by the issue and allotment by the Purchaser to the Vendors of the Consideration Shares ranking pari passu with the existing issued Common Stock of $0.01 each in the capital of the Purchaser.

3.2 The Consideration Shares shall be apportioned between each of the Vendors as specified in Column (3) of Schedule 1.

4.         COMPLETION

4.1 Completion shall take place at the offices of the Company's Solicitors immediately after the execution of this Agreement.

4.2        On or prior to Completion:

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           4.2.1      the Vendors shall in exchange for the Consideration Shares deliver to the Purchaser:

           (i) duly completed and signed transfers of the Shares in favour of the Purchaser (or as it may direct) together with the relative share certificates;

           (ii) the resignations of the directors and the secretary from their respective offices in the Company with a written acknowledgement confirming that they have no claim against the Company on any grounds whatsoever;

           (iii) the common seal and certificate of incorporation of the Company;

           (iv) the statutory books, books of account and documents of record of the Company;

           (v) the appropriate forms to amend and the mandates given by the Company to its bankers; and

           (vi) the Registration Rights Agreement(s) duly executed by the Vendors.

4.3 At or as soon practicable after Completion, the source codes that implement the open XML-based communication protocol for request/response of adverts and news set shall be delivered to the Purchaser.

4.4 At or prior to Completion a Board Meeting of the Company shall be held at which the following resolutions shall be passed:

           4.4.1 such persons as the Purchaser may nominate shall be appointed directors of the Company;

           4.4.2 the transfers referred to in clause 4.2.1(i) shall be approved (subject where necessary to stamping); and

           4.4.3 the resignations referred to in clause 4.2.1(ii) and (iii) shall be submitted and accepted.

4.5        At or prior to Completion, the Purchaser shall:

           4.5.1 issue and allot to the Vendors the Consideration Shares in the proportions set out in Schedule 1;

           4.5.2 deliver to the Vendors the stock certificates relating to the Consideration Shares (together with such other documents as the Vendors may reasonably require at their request);

           4.5.3 deliver to the Vendors a counterpart of the Registration Rights Agreement duly executed by the Purchaser; and

           4.5.4 in consideration for the sum of Pound Sterling1.00, the Purchaser shall sell, assign, and otherwise transfer with full title guarantee the Fixed Assets to Tenara Limited.

4.6 At or within 21 Business Days of Completion the Purchaser shall pay and fully settle each of the Liabilities.

5.         WARRANTIES

5.1 The Warrantors hereby severally warrant and represent to the Purchaser in the terms of Schedule 3.

5.2 The Warranties are given subject to the matters fairly disclosed or referred to in the Disclosure Letter but to no other qualification whatsoever.

5.3 Each of the Warranties shall be construed as separate and independent and shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement save for those contained in this clause 5 and the matters fairly disclosed in the Disclosure Letter.

5.4 The Warranties shall be deemed to be given immediately before Completion and shall continue in full force and effect after Completion.

5.5 The Purchaser may not assign the whole or any part of any of the Warranties to a transferee.

5.6 Where the expression "SO FAR AS THE WARRANTORS ARE AWARE" (or like expression) is used in Schedule 3, it shall mean to the best of the knowledge, information and belief of the Warrantors.

5.7 The Purchaser acknowledges that it is entering into this Agreement in good faith having made due and careful enquiry of the Company as at the date of Completion.

5.8 The maximum aggregate liability of each of the Warrantors in respect of all claims under the Warranties shall be the value of their proportion of the Consideration Shares.

5.9 No liability shall attach to the Warrantors in respect of claims under the Warranties unless the aggregate cumulative amount payable by the Warrantors in respect of all such claims exceeds US$50,000 whereupon the Warrantors shall be liable for the whole of such claims, except for the first $50,000.

5.10 No liability shall attach to the Warrantors in respect of any claim under the Warranties unless the Purchaser shall have given notice in writing to the Warrantors (specifying particulars of the claim in reasonable detail based on the information in the possession of the Purchaser) no later the first anniversary of the date of Completion and legal proceedings in respect of such claim have been commenced within 6 calendar months following the service of such notice by being both issued and served.

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5.11       Where the Purchaser is entitled to recover from some other person
           (whether by recovery from insurers, payment, discount, credit, set-off or otherwise) any sum in respect of any matter or event which could give rise to a warranty claim, the Purchaser will take all reasonable steps to recover that sum before making the warranty claim and any sum will reduce the amount of warranty claim.

5.12 In the event that the Purchaser becomes aware of any matter which might constitute or give rise to a claim by any third party under the Warranties, the Purchaser shall immediately notify the Warrantors in writing giving reasonable details as far as practicable and shall not settle or compromise any such claim or make any admission of liability without the prior written consent of the Warrantors, such consent not to be unreasonably withheld. The Purchaser will at all time disclose in writing to the Warrantors all information and documents relating to any warranty claim and if required by the Warrantors, give the Warrantors and his professional advisers reasonable access to the personnel, premises, records, documents or chattels of the Purchaser to enable them to be interviewed or examined. The Warrantors shall be entitled to require the Purchaser to take such reasonable steps or proceedings as the Warrantors may consider necessary in order to mitigate any claim under the Warranties and the Purchaser shall act in accordance with any such requirements of the Warrantors subject to the Purchaser being indemnified by the Warrantors against all reasonable costs and expenses incurred in connection therewith.

5.13 Nothing herein or in the Warranties shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it.

5.14 The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement under this Agreement more than once in respect of the same loss.

- 5.15 If any claim under the Warranties shall arise by reason of some liability which at the time that such claim shall be notified to the Warrantors shall be contingent only then the Warrantors shall not be under any obligation to make any payment to the Purchaser in respect of such claim until such time as such contingent liability ceases to be so contingent.

- 5.16 The Purchaser confirms to the Warrantors that in entering into this Agreement it has not relied on any representation, warranty or undertaking except as expressly set out in this Agreement. The Purchaser irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation not contained in this Agreement or for breach of warranty not contained in this Agreement unless such misrepresentation or warranty was made fraudulently.

- 5.17 Each of the parties irrevocably and unconditionally waives any right it may have following Completion to rescind this Agreement (other than for fraudulent misrepresentation) or to treat any other party as having repudiated this Agreement.

5.18       The Purchaser represents and warrants to each of the Vendors that:

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

           (i) the Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada, USA; the Purchaser has all material licences and qualifications legally required to do business and is in good standing. The Purchaser has full corporate power and authority to conduct its business and own its properties as now conducted and owned and to make, execute, deliver and perform this Agreement, the Registration Rights Agreement and the transactions contemplated thereby; and has or will take such corporate action as is necessary to enable it to perform its obligations hereunder and under the agreements contemplated hereby;

           (ii) this Agreement has been duly executed and delivered by the Purchaser and, if duly executed and delivered by all other parties, constitutes legal, valid and binding obligations of the Purchaser enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganisation and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to the exercise of judicial discretion in accordance with general equitable principles

           (iii) the execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation of the transactions contemplated thereby and the compliance with the terms, conditions and provisions thereof by the Purchaser do not (i) contravene any provision of the Purchaser's articles of incorporation or by-laws; (ii) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Purchaser is a party or by which it or its assets are bound or affected and which is material to the Purchaser;
                      (iii) violate or constitutes a breach of any decision, judgement or order of any court or arbitration board, or of any governmental department, commission, board, agency or instrumentality, domestic or foreign by which the Purchaser is bound or to which it is subject where the violation or breach is material to the Purchaser; or (iv) violate any applicable law, rule or regulation by the Purchaser where the violation is material to the Purchaser;

           (iv) save for the approval by the Securities and Exchange Commission of the issue of the Consideration Shares, no consent or approval of, or filing and expiration of a period for disapproval by, any US federal or state governmental authority is required for the Purchaser to consummate the transactions contemplated by this Agreement;

           (v) to the knowledge of the Purchaser there are no actions, suits, causes of action, claims litigation, arbitration, administrative hearings or other form of proceedings or disputes pending, threatened against, involving or affecting the Purchaser, in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency or instrumentality, which would have a material adverse effect on the business of the Purchaser;

           (vi) the Purchaser's Form 10-Q for the quarter ending 31 March 2000, as filed with the United States Securities and Exchange Commission shows a true and fair view of the assets, liabilities, financial position and state of affairs of the Purchaser on that date;

           (vii) since 31 March 2000, the Purchaser has carried on its business in the ordinary and usual course and there has been no material adverse change in the financial prospects of the Purchaser except as has been disclosed to the Vendors;

           (viii) the only issued and outstanding capital stock of the Purchaser (as at immediately prior to the issue of the Consideration Shares) is as disclosed to the Vendor;

           (ix) save as disclosed to the Vendors and pursuant to clause 6 (SEC Requirements) and to public filings in the US, there are no options, warrants, pre-emption rights, conversion rights, agreements or other rights outstanding which could require the issue by the Purchaser of shares of common stock in the capital of the Purchaser or other ownership interests in the Purchaser;

           (x) the Consideration Shares will not be subject to any restriction on transfer, other than those restrictions required by the United States Securities Act of 1933, as amended; and

           (xi) upon compliance by the Purchaser of its obligations pursuant to clause 4, each of the Vendors will receive full title to the Consideration Shares allotted to him, which Consideration Shares will be validly issued and delivered fully paid and non-assessable, free and clear from all claims, liens, charges, equities, options and encumbrances whatsoever and together with all rights now or hereafter attaching thereto.

5.19 The Purchaser shall not be liable in respect of any claim under the warranties given by the Purchaser in clause 5.18 unless written notice of such claim setting out reasonable details of the relevant claim shall have been given to the Purchaser by any of the Vendors by not later the first anniversary of Completion and the liability of the Purchaser for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by the Purchaser within twelve months of the date of such written notice) if legal proceedings have not been instituted in respect of such claim by the due service of process on the Purchaser within six months of the date of such written notice.

6.         SEC REQUIREMENTS

6.1        Each of the Vendors understands that at the date of this Agreement:
           (i) the Consideration Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT") or any applicable state securities laws, or the laws of any foreign jurisdiction; (ii) such Vendor cannot sell such Consideration Shares unless they are registered under the Securities Act and any applicable state securities laws or unless, in the opinion of counsel to the Purchaser, exemptions from such registration requirements are available; (iii) a legend will be placed on any certificate or certificates evidencing such Consideration Shares, stating that such Consideration Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sales of the securities; and (iv) until such time as such Consideration shares are registered or have obtained exemption from registration, the Purchaser will place stop transfer instructions against such Consideration Shares and the certificates for such Consideration Shares to restrict the transfer thereof.

6.2 Each Vendor agrees not to resell or otherwise transfer such shares without compliance with the terms of this Agreement, the Securities Act and any applicable state or foreign securities laws.

6.3 Each Vendor represents that the Purchaser has made available all information which such Vendor deemed material to making an informed investment decision in connection with such Vendor's acquisition of Consideration Shares, including, without limitation, all reports filed by the Purchaser with the U.S. Securities and Exchange Commission; that such Vendor is a sophisticated investor and is in a position regarding the Purchaser, which, based upon economic bargaining power or otherwise, enabled and enables such Vendor to obtain information from the Purchaser in order to evaluate the merits and risks of acquiring Consideration Shares; and that such Vendor has been represented by counsel and been advised concerning the risks and merits of acquiring Consideration Shares. Further, each Vendor acknowledges that the Purchaser has made available to such Vendor the opportunity to ask questions of, and receive answers from the Purchaser, its officers, directors and other persons acting on its behalf, concerning the Purchaser and to obtain any additional information, to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information disclosed to such Vendor.

7.         NOTICES

7.1 Any demand, notice or communication shall be deemed to have been duly served:-

           (i) if delivered by hand, when left at the address for service provided for in this clause; or

           (ii) if sent by prepaid first class post, 48 hours after being posted (excluding Saturdays, Sundays and other days which are not Business Days); or

           (iii) if transmitted by facsimile at the time of transmission following receipt of the appropriate facsimile confirmation sheet provided that where, in the case of delivery by hand or transmission by facsimile such delivery or transmission occurs on a day which is not a Business Day or after 4.00 p.m. on a Business Day, service will be deemed to occur on the next following Business Day.

7.2 Any demand, notice or communication will be made in writing or by facsimile addressed to the recipient at its registered office.

8.         GENERAL

8.1 This Agreement may not be assigned in whole or in part but is binding upon and shall enure for the benefit of the parties' personal representatives and successors.

8.2 Failure or delay by any party in exercising any right or remedy of that party under this Agreement shall not in any circumstances operate as a waiver of it, nor shall any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

8.3 The failure by either party at any time to require performance by the other party or to claim a breach of any term of this Agreement shall not be deemed to be a waiver of any right under this Agreement.

8.4 The terms and conditions of this Agreement constitute the entire understanding between the parties relating to the subject matter hereof unless any representation or warranty made about this Agreement was made fraudulently and, save as may be expressly referred to or referenced herein, supersedes all prior representations, writings, negotiations or understandings with respect hereto.

8.5 It is not intended that any third party pay enforce the benefit conferred on it under this Agreement or any of the documents referred to in it. Accordingly, the terms of the Contract (Rights of Third Parties) Act 1999 shall not apply to this Agreement.

8.6 This Agreement may be executed in any number of counterparts and by the parties on separate counterparts each of which so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

8.7 Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect.

8.8 Except as may be required by law or the rules of any recognised investment exchange, none of the parties hereto shall at any time make any announcement of this transaction or disclose any term thereof which is not in the public domain without the prior written approval of the other parties and the parties shall each use their best endeavours to keep the terms of this transaction which are not already in the public domain from time to time strictly confidential.

8.9 The Purchaser shall pay all the costs (including the legal costs of the Company's Solicitors), charges and expenses incurred in relation to the negotiation, preparation and implementation of this Agreement and the documents referred to herein and everything ancillary or incidental thereto, including bearing all stamp duty payable on the transfers of the Shares.

8.10 The parties shall execute and do all such further deeds, documents and things as may be necessary to carry the provisions of this Agreement into full force and effect.

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

8.11 This Agreement shall be governed and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English courts.


EXECUTED under hand the day and year first before written

Signed by Prashant Patel                  )
for and on behalf of                      )         /s/  Prashant Patel
YELLOWBUBBLE.COM.INC.                     )
in the presence of:                       )



Signed by Narinder Dhillon                )
for and on behalf of                      )         /s/  Narinder Dhillon
YELLOWBUBBLE.COM.INC.                     )
in the presence of:                       )



Signed by David Scroggie                  )
for and on behalf of                      )         /s/  David Scroggie
YELLOWBUBBLE.COM.INC.                     )
in the presence of:                       )



Signed by Tony Pelz                       )
for and on behalf of                      )         /s/  Tony Pelz
WEBBIFY.CO.INC.                           )
in the presence of:                       )




Signed by Nigel Saperia                   )
for and on behalf of                      )         /s/  Nigel Saperia
THEN LIMITED                              )
in the presence of:                       )



Signed by Philip Ley                      )
for and on behalf of                      )         /s/  Philip Ley
BRANDED LIMITED                           )
in the presence of:                       )

Signed by ZIAUDDIN                        )         /s/  Ziauddin
in the presence of:                       )



Signed by DEVENDRA MOOLJEE                )         /s/  Devendra Mooljee
in the presence of:                       )



Signed by LIK MUI                         )         /s/  Lik Mui
in the presence of:                       )



Signed by DOUGLAS MCARTHUR                )         /s/  Douglas McArthur
in the presence of:                       )



Signed by ZAIN NAQI                       )         /s/  Zain Naqi
in the presence of:                       )



Signed by REBECCA KERR                    )         /s/  Rebecca Kerr
in the presence of:                       )



Signed by MATTHIAS MULLER                 )         /s/  Matthias Muller
in the presence of:                       )



Signed by NICHOLAS WATKINS                )         /s/  Nicholas Watkins
in the presence of:                       )



Signed by CLIVE HULSKRAMER                )         /s/  Clive Hulskramer
in the presence of:                       )

Signed by GEORGE HADJIYIANNIS             )         /s/  George Hadjiyiannis
in the presence of:                       )



SIGNED by a duly authorised               )
officer for and on behalf                )          /s/  illegible
of ZAREEBA LIMITED                        )
in the                                    )
presence of:                              )